UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 28, 2022

HELEN OF TROY LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14669

Bermuda	74-2692550
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton, Bermuda
(Address of principal executive offices)

One Helen Of Troy Plaza
El Paso, Texas 79912
(Registrant's United States mailing address)

915-225-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.10 par value per share	HELE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 28, 2022, Helen of Troy Limited (the “Company”) and Helen of Troy Texas Corporation, a subsidiary of the Company and the borrower (“Borrower”), entered into that certain Fourth Amendment and Commitment Increase (the “Amendment”) to Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the other lenders party thereto. All obligations under the Credit Agreement are unconditionally guaranteed by the Company and certain of the Company’s subsidiaries.

The Amendment replaced the eurodollar rate with Term SOFR (as defined in the Credit Agreement) as the reference interest rate under the Credit Agreement. In connection with the Amendment, the Borrower also (i) exercised the accordion under the Credit Agreement and borrowed $250 million as term loans (“Term Loans”), and (ii) provided a Qualified Acquisition Notice (as defined in the Credit Agreement), which triggered temporary adjustments to the maximum Leverage Ratio (as defined in the Credit Agreement) as further described below. The Term Loans will be payable at the end of each fiscal quarter in equal installments of 0.625% of the Terms Loans made with the remaining balance due at the maturity date. The maturity date of the Term Loans is March 13, 2025, which is co-terminus with the revolving loans under the Credit Agreement. The proceeds from the Term Loans will be used to repay revolving loans under the Credit Agreement. The Borrower may prepay the Term Loans, in whole or in part, at any time without premium or penalty. Following the Amendment, borrowings under the Credit Agreement bear floating interest at either the Base Rate (as defined in the Credit Agreement) or Term SOFR, plus a margin based on the Net Leverage Ratio (as defined in the Credit Agreement) of 0% to 1.0% and 1.0% to 2.0% for Base Rate and Term SOFR borrowings, respectively, plus a credit spread of 0.10% for Term SOFR borrowings. As a result of the Qualified Acquisition Notice, the maximum Leverage Ratio is 4.25 to 1.00 through May 31, 2022, 4.00 to 1.00 through February 28, 2023, 3.75 to 1.00 through May 31, 2023 and 3.50 to 1.00 thereafter.

The Credit Agreement requires the maintenance of certain financial covenants, including the maximum Leverage Ratio described above and a minimum Interest Coverage Ratio (as defined in the Credit Agreement), and includes customary representations and warranties, and covenants, including, among other things, covenants restricting or limiting the Company and its subsidiaries, except under certain conditions set forth therein, from (1) incurring liens on any of their respective properties, (2) making certain types of investments, (3) incurring additional indebtedness, and (4) assigning or transferring certain licenses.

The Credit Agreement contains customary events of default, including, among other things, non-payment by any borrower, non-compliance with certain covenants by the Company or its subsidiaries party to such agreement, the bankruptcy filing of the Company or its subsidiaries, and a default by the Company or its subsidiaries under certain other agreements related to indebtedness of the Company or its subsidiaries. Upon an event of default under the Credit Agreement, the lenders under the Credit Agreement may, among other things, accelerate the maturity of any amounts outstanding under such agreement and terminate any commitments and obligations of the lenders thereunder.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed with this Current Report on Form 8-K.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description
10.1
Fourth Amendment and Commitment Increase to Amended and Restated Credit Agreement dated June 28, 2022, by and among Helen of Troy Texas Corporation, a Texas corporation, the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELEN OF TROY LIMITED

Date: June 30, 2022	/s/ Matthew J. Osberg
Matthew J. Osberg
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
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